EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Orange County Bancorp, Inc. of our report dated April 29, 2021, relating to the consolidated financial statements of Orange County Bancorp, Inc. for the year ended December 31, 2020 appearing in the Registration Statement on Form S-1, as amended (File No. 333-257781).

/s/ Crowe LLP
Crowe LLP

Livingston, New Jersey
August 10, 2021